As filed with the Securities and Exchange Commission on May 18, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFUSYSTEM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-3341405
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3851 West Hamlin Road	48309
Rochester Hills, Michigan
(Address of Principal Executive Offices)	(Zip Code)

INFUSYSTEM HOLDINGS, INC.
2021 EQUITY INCENTIVE PLAN
(Full title of the plan)

Barry Steele
Executive Vice President and Chief Financial Officer
3851 West Hamlin Road
Rochester Hills, Michigan 48309
(Name and address of agent for service)

(248) 291-1210
(Telephone number, including area code, of agent for service)

with copies of communications to:

B. Scott Gootee, Esq.
Scot Hill, Esq.
Stinson LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
    This Registration Statement on Form S-8 is being filed by InfuSystem Holdings, Inc. (the “Registrant”) for the purpose of registering an additional 1,000,000 shares of the Registrant’s Common Stock reserved for issuance under the InfuSystem Holdings, Inc. 2021 Equity Incentive Plan (as amended through April 2, 2026), as approved by the Registrant’s stockholders at the Registrant’s 2026 annual meeting of stockholders.
Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 18, 2021 (File No. 333-256231), June 6, 2023 (File No. 333-272459) and June 12, 2025 (File No. 333-287988).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference the following documents (other than the portions of those documents furnished or otherwise not deemed to be filed) on file with the Commission (File No. 001-35020):
(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 27, 2026 (including information specifically incorporated by reference therein from the Registrant’s definitive proxy statement on Schedule 14A, filed on April 10, 2026);

(b) the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed on May 8, 2026;

(c) the Registrant’s Current Reports on Form 8-K, filed on May 12, 2026 and May 14, 2026; and

(d) the description of the Registrant’s common stock contained in the Registrant’s Form 8-A/12b, filed on December 21, 2010, as updated by the description of the Registrant’s common stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.
Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Article Seven of the Registrant’s Second Amended and Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Article Four of the Registrant’s Amended and Restated By-Laws provides that the Registrant shall pay expenses incurred by a director or officer of the Registrant in defending or appearing as a witness in any civil, administrative, investigative or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as provided for in Section 145(e) of the DGCL. Article Four of the Registrant’s Amended and Restated By-Laws further provides that the indemnification and payment of expenses on behalf of any other employee or agent of the Registrant shall be on such terms and conditions as the Registrant’s Board of Directors determines from time to time.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. However, no provision can eliminate or limit a director’s or officer’s liability: (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Article Seven of the Registrant’s Second Amended and Restated Certificate of Incorporation eliminates the liability of directors and officers to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the full extent permitted by the DGCL. Any amendment to or repeal of Article Seven may not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article Four of the Registrant’s Amended and Restated By-Laws permits the Registrant to purchase and maintain such insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant as provided for in Section 145(g) of the DGCL. The Registrant maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1
Second Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on June 3, 2025).

4.2	Amended and Restated By-Laws, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on July 9, 2018).

5.1*	Opinion of Stinson LLP regarding legality.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Stinson LLP (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (contained in the signature page hereto).

99.1
InfuSystem Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-256231) as filed with the Commission on May 18, 2021).

99.2
First Amendment to InfuSystem Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on May 25, 2023).

99.3
Second Amendment to InfuSystem Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on May 20, 2025).

99.4
Third Amendment to InfuSystem Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35020) as filed with the Commission on May 12, 2026).

107*	Filing Fee Table

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on Monday, May 18, 2026.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Barry Steele
Barry Steele
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Carrie Lachance and Barry Steele, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Carrie Lachance	President, Chief Executive Officer	May 18, 2026
Carrie Lachance	(Principal Executive Officer) and Director

/s/ Barry Steele	Executive Vice President, Chief Financial Officer	May 18, 2026
Barry Steele	(Principal Financial Officer and Principal Accounting Officer)

/s/ Beverly Huss	Chairman of the Board and Director	May 18, 2026
Beverly Huss

/s/ Kenneth Eichenbaum	Director	May 18, 2026
Kenneth Eichenbaum

/s/ Paul Gendron	Director	May 18, 2026
Paul Gendron

/s/ Ronald Hundzinski	Director	May 18, 2026
Ronald Hundzinski

/s/ Scott Shuda	Director	May 18, 2026
Scott Shuda

/s/ John Sviokla	Director	May 18, 2026
John Sviokla